Exhibit 10.3

EXPENSE SUPPORT AND

CONDITIONAL REIMBURSEMENT AGREEMENT

This Expense Support and Conditional Reimbursement Agreement (the “Agreement”) is made this 6th day of December, 2023, by and between JEFFERIES CREDIT PARTNERS BDC INC., a Maryland corporation (the “Fund”), and JEFFERIES CREDIT MANAGEMENT LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Fund is a non-diversified, closed-end management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and

WHEREAS, the Fund has retained the Adviser to furnish investment advisory services to the Fund on the terms and conditions set forth in that certain investment advisory agreement, dated September 25, 2023, entered between the Fund and the Adviser (the “Investment Advisory Agreement”); and

WHEREAS, the Fund and the Adviser have determined that it is appropriate and in the best interests of the Fund that the Adviser (i) shall pay a portion of the Fund’s Other Operating Expenses (as defined below) to the extent that such expenses exceed 1.00% (on annualized basis) of the Fund’s net asset value, and (ii) may elect to pay an additional portion of the Fund’s expenses from time to time, which the Fund will be obligated to reimburse to the Adviser at a later date if certain conditions are met.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

Section 1. Adviser Expense Payments to the Fund.

(a) On a monthly basis, the Adviser shall pay Other Operating Expenses of the Fund on the Fund’s behalf (each such payment, a “Required Expense Payment”) such that Other Operating Expenses of the Fund do not exceed 1.00% (on annualized basis, or 0.0833% monthly) of the Fund’s net asset value. For purposes of this Agreement, “Other Operating Expenses” means the Fund’s total organizational and offering expenses, including the organizational and offering expenses in connection with the formation of the Fund and the Initial Closing of the Private Offering that were incurred prior to the Commencement of Operations (each, as defined in the Fund’s Registration Statement on Form 10 (the “Registration Statement”)), and all other costs and expenses relating to the Fund’s operations and transactions (as described in the Registration Statement), excluding the Management Fee and the Incentive Fee (each, as defined in the Registration Statement), interest, fees and other expenses of Financings (as defined in the Registration Statement), taxes, and extraordinary expenses, such as litigation and other expenses not incurred in the ordinary course of the Fund’s business.

(b) Notwithstanding anything to the contrary in this Agreement, the Fund and the Adviser acknowledge and agree that the Organizational and Offering Expenses Cap (as defined in the Registration Statement) shall require the Adviser to bear all organizational and offering expenses in connection with the formation of the Fund and the Initial Closing of the Private

Offering that were incurred prior to the Commencement of Operations in excess of $4.0 million. For the avoidance of doubt, the Fund shall reimburse the Adviser for all such expenses up to a maximum aggregate amount of $4.0 million in accordance with the Organizational and Offering Expenses Cap. Following the Commencement of Operations, the Fund shall be responsible for all organizational and offering expenses.

(c) At such times as the Adviser determines, the Adviser may elect to pay certain additional expenses of the Fund on the Fund’s behalf (each such payment, a “Voluntary Expense Payment” and together with a Required Expense Payment, the “Expense Payments”). In making a Voluntary Expense Payment, the Adviser will designate, as it deems necessary or advisable, what type of expense it is paying (including, whether it is paying organizational or offering expenses); provided that no portion of a Voluntary Expense Payment will be used to pay any interest expense or shareholder servicing and/or distribution fees of the Fund.

(d) The Adviser’s obligation to make a Required Expense Payment shall automatically become a liability of the Adviser and the Fund’s right to receive a Required Expense Payment shall be an asset of the Fund on the last calendar day of the applicable month. Any Required Expense Payment shall be paid by the Adviser to the Fund in any combination of cash or other immediately available funds and/or offset against amounts due from the Fund to the Adviser or its affiliates no later than forty-five days after such obligation was incurred.

(e) The Fund’s right to receive a Voluntary Expense Payment shall be an asset of the Fund upon the Adviser committing in writing to pay the Voluntary Expense Payment. Any Voluntary Expense Payment that the Adviser has committed to pay shall be paid by the Adviser to the Fund in any combination of cash or other immediately available funds no later than forty-five days after such commitment was made in writing, and/or offset against amounts due from the Fund to the Adviser or its affiliates.

Section 2. Reimbursement of Expense Payments by the Fund.

(a) Following any calendar month in which Available Operating Funds (as defined below) exceed the cumulative distributions accrued to the Fund’s stockholders based on distributions declared with respect to record dates occurring in such calendar month (the amount of such excess being hereinafter referred to as “Excess Operating Funds”), the Fund shall pay such Excess Operating Funds, or a portion thereof in accordance with Sections 2(b) and 2(c), as applicable, to the Adviser until such time as all Expense Payments made by the Adviser to the Fund within three years prior to the last business day of such calendar month have been reimbursed, excluding any Expense Payments made by the Adviser in excess of the Organizational and Offering Expenses Cap. Any payments required to be made by the Fund pursuant to this Section 2(a) shall be referred to herein as a “Reimbursement Payment.” For purposes of this Agreement, “Available Operating Funds” means the sum of (i) the Fund’s net investment company taxable income (including net short-term capital gains reduced by net long-term capital losses), (ii) the Fund’s net capital gains (including the excess of net long-term capital gains over net short-term capital losses) and (iii) dividends and other distributions paid to the Fund on account of investments in portfolio companies (to the extent such amounts listed in clause (iii) are not included under clauses (i) and (ii) above).

(b) The amount of the Reimbursement Payment for any calendar month shall equal the lesser of (i) the Excess Operating Funds in such month and (ii) the aggregate amount of all Expense Payments made by the Adviser to the Fund within three years prior to the last business day of such calendar month that have not been previously reimbursed by the Fund to the Adviser; provided that the Adviser may waive its right to receive all or a portion of any Reimbursement Payment in any particular calendar month, in which case such waived amount will remain unreimbursed Expense Payments reimbursable in future months pursuant to the terms of this Agreement.

(c) Notwithstanding anything to the contrary in this Agreement, no Reimbursement Payment for any month shall be made if the Fund’s Other Operating Expenses at the time of such Reimbursement Payment exceeds 1.00% (on annualized basis, or 0.0833% monthly) of the Fund’s net asset value.

(d) The Fund’s obligation to make a Reimbursement Payment shall automatically become a liability of the Fund on the last business day of the applicable calendar month, except to the extent the Adviser has waived its right to receive such payment for the applicable month. In connection with any Reimbursement Payment, the Fund may deliver a notice. The Reimbursement Payment for any calendar month shall be paid by the Fund to the Adviser in any combination of cash or other immediately available funds as promptly as possible following such calendar month and in no event later than forty-five days after the end of such calendar month.

(e) All Reimbursement Payments hereunder shall be deemed to relate to the earliest unreimbursed Expense Payments made by the Adviser to the Fund within three years prior to the last business day of the calendar month in which such Reimbursement Payment obligation is accrued.

Section 3. Termination and Survival.

(a) This Agreement shall become effective as of the date of this Agreement.

(b) This Agreement may be terminated, without the payment of any penalty, by the Fund or the Adviser at any time, with or without notice.

(c) This Agreement shall automatically terminate in the event of (i) the termination by the Fund of the Investment Advisory Agreement; (ii) the Board of Directors of the Fund makes a determination to dissolve or liquidate the Fund; or (iii) upon a quotation or listing of the Fund’s securities on a national securities exchange (including through an initial public offering) or a sale of all or substantially all of the Fund’s assets to, or a merger or other liquidity transaction with, an entity in which the Fund’s stockholders receive shares of a publicly-traded company which continues to be managed by the Adviser or an affiliate thereof.

(d) Sections 3 and 4 of this Agreement shall survive any termination of this Agreement. Notwithstanding anything to the contrary, Section 2 of this Agreement shall survive any termination of this Agreement with respect to any Expense Payments that have not been reimbursed by the Fund to the Adviser.

Section 4. Miscellaneous.

(a) The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(b) This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

(c) Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York. For so long as the Fund is regulated as a business development company under the Investment Company Act, this Agreement shall also be construed in accordance with the applicable provisions of the Investment Company Act. In such case, to the extent the applicable laws of the State of New York or any of the provisions herein conflict with the provisions of the Investment Company Act, the latter shall control. Further, nothing in this Agreement shall be deemed to require the Fund to take any action contrary to the Fund’s Articles of Amendment and Restatement or Amended and Restated Bylaws, as each may be amended or restated, or to relieve or deprive the Board of Directors of the Fund of its responsibility for and control of the conduct of the affairs of the Fund.

(d) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(e) The Fund shall not assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the Adviser.

(f) This Agreement may be amended in writing by mutual consent of the parties. This Agreement may be executed by the parties on any number of counterparts, delivery of which may occur by facsimile or as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

JEFFERIES CREDIT PARTNERS BDC INC. a Maryland corporation 520 Madison Avenue, 12th Floor New York, New York 10022

By:	/s/Adam Klepack
Name:	Adam Klepack
Title:	General Counsel and Secretary

JEFFERIES CREDIT MANAGEMENT LLC a Delaware limited liability company 520 Madison Avenue, 12th Floor New York, New York 10022

By:	/s/Adam Klepack
Name:	Adam Klepack
Title:	General Counsel

[Signature Page to Expense Support and Conditional Reimbursement Agreement]